GALAXY DIGITAL LP

CODE OF ETHICS AND BUSINESS CONDUCT

NOVEMBER 2023

Exhibit 1 – Compliance Policies and Procedures Acknowledgement Form

Exhibit 2 – Management of the Firm

© 2023 Galaxy Digital LP. All Rights Reserved.

I.	INTRODUCTION

This Code of Business Ethics and Conduct (the “Code of Conduct”) applies to all directors, partners, officers, and employees of Galaxy Digital LP and its subsidiaries (herein referred to as “Galaxy Digital,” “we,” or the “Firm”).1 All such persons are referred to in this Code of Conduct as “personnel” or “you.” The Code of Conduct applies to all of our business activities and decisions on behalf of the Firm, as well as to your personal activities and conduct that could have an impact on the Firm or its clients.

Galaxy Digital is committed to conducting its business in accordance with the highest standard of business conduct. It is imperative that we be focused at all times on compliance – only by doing so can we maintain the trust of our clients, regulators and the public, and in turn protect the Firm’s reputation, our most valuable asset.

In addition to the Code of Conduct, you are expected to be familiar with and to abide by applicable laws relating to the conduct of the Firm’s business, including applicable U.S. federal, state securities and foreign laws. You are also expected to be familiar with and to abide by the provisions of the Compliance Manual applicable to the particular Galaxy Digital entity for which you work (for example, Galaxy Digital Labs LLC (an advisory firm), Galaxy Digital Trading LLC (a trading firm) or Galaxy Digital Capital Management LP (an asset management firm), as well as all other policies and procedures that the Firm may issue from time-to-time and that apply to you (“Other Policies”).

The Firm requires, as a condition of your employment or association, that you acknowledge your receipt and understanding of the Code of Conduct, the appropriate Compliance Manual and Other Policies, and that you agree to adhere to them. A form of acknowledgement is attached as Exhibit 1.2 You will also be asked annually to certify your compliance with the Firm’s policies and procedures that are applicable to you.

The Code of Conduct cannot cover every possible situation that may arise in the conduct of our business – you should exercise good judgment, common sense and integrity and, when in doubt as to the appropriate course of action in a particular situation or as to how the Code of Conduct or Firm policy applies to you or your particular business unit, you should consult your supervisor and/or the Chief Compliance Officer or his or her designee (referred to herein, collectively, as the “CCO”) for guidance. Exhibit 2 to this Code of Conduct identifies the CCO, supervisors and other senior management of the Firm.3

The Code of Conduct is not a contract of employment and does not create any express or implied promises to any employee or guarantee any fixed terms. This Code of Conduct does not alter the “employment at will” relationship the Firm may have with you in any way. “Employment at will” means that either the employee or the Firm may terminate the employment relationship for any reason or no reason, with or without notice.

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In addition, the Code of Conduct also applies to consultants and other third parties with access to confidential information of the Firm or its clients as determined by the Chief Compliance Officer or his or her designee.

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Wherever this Code of Conduct specifies a form to be completed, the CCO will have the discretion to modify such form and/or permit such form to be completed either manually or electronically (including via the ComplySci system).

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Each of the individuals listed on Exhibit 2 may delegate their responsibilities under this Code of Conduct, as appropriate, and, therefore, any reference herein to each shall also be deemed to include their designees.

The Code of Conduct is subject to modification and further development. The Firm, in its sole and absolute discretion, may amend, modify, suspend or terminate any policy or procedure contained in the Code of Conduct, Compliance Manual and Other Policies, at any time without prior written notice. Galaxy Digital will endeavor to promptly inform its employees of any relevant changes. Galaxy Digital has sole and absolute discretion to interpret and apply the policies and procedures established herein and to make all determinations of fact with respect to their application.

Any violation of the Code of Conduct, Compliance Manual and Other Policies may subject you to disciplinary measures, including, without limitation, penalties or fines, reduction of your compensation, unwinding of trades, disgorgement of trading gains, demotion, suspension or termination of your employment, or any combination of the foregoing.

You should report matters involving violations of the Code of Conduct, Compliance Manual and Other Policies to the CCO. Galaxy Digital does not permit retaliation against employees for reports submitted in good faith. Reports of violations will be investigated, and appropriate actions will be taken by the Firm. Please refer to Section XIX, “Raising Code of Conduct Concerns; Non-Retaliation Policy” of this Code of Conduct.

You are strongly encouraged to raise questions concerning any of the policies or requirements described herein. The Code of Conduct and its contents are the sole property of the Firm. By receiving a copy of this document, you agree, among other things, not to reproduce it or disclose its contents to anyone outside of the Firm without the express prior consent of the Firm.

II.	CONFLICTS OF INTEREST; FAIR DEALING

It is your responsibility to act in the best interests of Galaxy Digital and its clients at all times. Therefore, you may not engage in personal activities that conflict with the interests of the Firm or its clients that may jeopardize the Firm’s reputation, and you may not allow your business responsibilities to be influenced, or appear to be influenced, by personal interests. You must promptly disclose to the CCO any situation that may present a conflict or the appearance of a conflict, so that appropriate action (including the adoption of safeguards) may be taken to address any actual or suspected conflict.

Fiduciary Duty. In addition, when you are performing work for the Firm’s asset management affiliate, Galaxy Digital Capital Management LP (“GDCM”), your conduct will be measured against a higher standard of conduct than that used for mere commercial transactions. This higher standard of conduct is called a “fiduciary duty.” As a fiduciary, GDCM has a fundamental obligation to act in the best interests of its asset management clients and to provide investment advice in its clients’ best interests. GDCM owes its clients a duty of undivided loyalty and utmost good faith. GDCM should not engage in any activity in conflict with the interest of any client, and GDCM should take steps reasonably necessary to fulfill its obligations. GDCM must also employ reasonable care to avoid misleading clients and provide full and fair disclosure of all material facts to its clients and prospective clients. GDCM has an affirmative duty to act solely in the best interests of its clients (unless otherwise agreed to with the client) and to provide investment advice in its clients’ best interests. Departure from this fiduciary standard may constitute “fraud” upon GDCM’s clients. Among the specific obligations that the SEC has indicated flow from an adviser’s fiduciary duty are:

•	A duty to have a reasonable, independent basis for its investment advice;

•	A duty to obtain best execution for clients’ securities transactions where GDCM is in a position to direct brokerage transactions;

•	A duty to ensure that its investment advice is suitable to the client’s objectives, needs and circumstances;

•	A duty to refrain from effecting personal securities transactions inconsistent with client interests; and

•	A duty of undivided loyalty and utmost good faith.

Examples of Personal Conflicts of Interests. A personal “conflict of interest” occurs when a personal interest interferes, or gives the appearance of interfering, with the interests of the Firm or its clients or investors. It is impossible to foresee every potential conflict of interest that could arise. However, the following are examples of activities, relationships or situations that may raise a personal conflict of interest and, in some instances, could be a violation of laws or regulations:

•	having a personal or family interest in a transaction involving the Firm;

•	having a personal or family interest in a competitor, supplier, client or investor of the Firm, or in a company with which the Firm seeks to do business or that seeks to do business with the Firm;

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taking personal advantage of a business opportunity that the Firm could reasonably be expected to be interested in, whether or not the opportunity was discovered through your use of Firm property, information or position; using confidential information of the Firm or its clients or investors for one’s personal benefit or that of others, for example, to purchase the securities of a client (you should also refer to the Firm’s “Personal Trading Accounts Policy,” which is available on the Firm’s Intranet and discussed in Section V of this Code of Conduct);

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engaging in an outside business activity, such as serving as an employee or director of another company, that directly or indirectly could have an impact on your job responsibilities or on the Firm’s interests (you should also refer to the Firm’s policy on “Outside Activities” included as Section VI of this Code of Conduct);

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acceptance by you or a family member of a gift of more than nominal value from an existing or potential supplier, client or investor of the Firm (you should also refer to the Firm’s policy on “Gifts and Entertainment” included as Section VII of this Code of Conduct).

You should always ask yourself whether the personal relationship in question could influence or appear to influence any business decisions or interfere with your job responsibilities or duties to a client or investor, or whether, if the situation became public knowledge, you or the Firm, or a client or investor of the Firm, could be embarrassed. If the answer to any of these questions is “yes,” there exists a potential conflict of interest, which must be promptly disclosed to the CCO.

Fair Dealing. All business dealings undertaken on behalf of the company, including with its security holders, customers, suppliers, competitors and employees, must be conducted in a manner that preserves the company’s integrity and reputation. The company seeks to avoid misrepresentations of material facts, manipulation, concealment, abuse of confidential information, or any other illegal or unfair practices in all activities undertaken by or on behalf of the company.

III.	CONFIDENTIALITY AND INSIDER TRADING

The Firm has adopted Global Policies on Use of Confidential Information, which are available on the Firm’s Intranet. You are expected to read, understand and comply in full with these policies and procedures. The following is intended as only a general statement of the Firm’s policies and procedures regarding the handling and use of confidential information and regarding the information barriers established by the Firm.

A.	Confidentiality

The proper handling of confidential information is very important to our business. Our clients expect that any information they disclose to us in confidence will be safeguarded and used in an appropriate manner. A failure to observe client and investor confidentiality may constitute a breach of this Code of Conduct, other Firm policies or procedures, or laws or regulations, and may result in serious damage to the Firm and its reputation.

In light of the sensitive nature of the services we provide our clients and the legal and regulatory environment in which we operate, we must be particularly vigilant to use and handle confidential information properly and to share it with others — whether inside or outside the Firm — on a need-to-know basis. Accordingly, it is important that you observe the restrictions on the flow of confidential information that are set out in these policies and procedures or are otherwise communicated to you.

In particular, but without limitation, you should be aware of and observe policies and procedures established by the Firm concerning “information barriers.” These “barriers” are used to restrict, manage and control the flow of confidential information between the advisory, securities and asset management businesses (and at times within these businesses). These information barriers may include, but are not limited, to: (i) our use of separate legal entities to conduct the advisory, securities and asset management businesses, (ii) any physical arrangements, such as those relating to any restriction of access to technology and/or certain areas of the Firm’s premises and operations, (iii) the segregation of electronic and other data, (iv) the segregation of duties and reporting lines and (v) policies and procedures designed to manage confidential information and to control, prevent and monitor the transmission of confidential information across business lines or business entities.

It is important to remember that “confidential information” is a broad concept. Generally, “confidential information” may relate to or be obtained from clients or investors (or potential clients or investors) of the Firm or other third parties, or it may instead consist of proprietary information belonging to the Firm itself (for example, the Firm’s business plans, financial information, ideas for new products and services, information relating to its partners and employees or to organizational matters, etc.). Confidential information includes information that the Firm generates during the course of its work for a client or an investor. Confidential information also includes “material, non-public information” or “inside information,” which is subject to legal and regulatory prohibitions on insider trading and information offenses. Although the specifics of the law (including how “inside information” or “insider dealing” is defined) may differ from country to country, the underlying principles remain the same: in general, it is a violation of the law to trade (and to assist and encourage or procure another person to trade) while in possession of material, non-public or inside information or, except in certain specified circumstances, to disclose that information to another person.

B.	Insider Trading

You and the members of your Family/Household4 are prohibited from engaging in, or helping others to engage in, insider trading. The applicable “insider trading” doctrine under U.S. federal securities laws is promulgated under SEC Rule 10b-5 and CFTC Regulation 180.1. Both rules prohibit trading on the basis of material, nonpublic information (“MNPI”) in breach of a duty of trust or confidence owed by that person. Violations may also include communicating (i.e., “tipping”) such information to others or providing assistance to someone who is engaged in such activities. This means that, if you trade with respect to a particular security or issuer at a time when you know or should know that you are in possession of MNPI about the issuer or security, you (and, by extension, the Firm) may be deemed to have violated the insider trading laws.

Note that some non-US jurisdictions do not require the existence of a breach of a duty of trust or confidence to prove an insider trading violation. For instance, the EU’s Market Abuse Regulation only requires that a person possess MNPI and to use that information to buy or sell a financial instrument to prove insider trading.

Classification of Digital Assets as Securities. The determination of whether a Digital Asset is a security is important to understanding which federal securities laws and regulations are applicable to such Digital Asset, including insider trading rules.

As used in this Code of Conduct, “Digital Assets” means cryptographically derived digital assets, referred to as cryptoassets, cryptocurrencies, and/or blockchain tokens, virtual currencies or digital currencies, such as Bitcoin (BTC) or, Ether (ETH), or Solana (SOL), as well as other assets available on public, private or permissioned blockchains and/or ledger systems, including decentralized application tokens and protocol tokens, and other digital assets that are based on a cryptographic protocol of a computer network that may be (i) centralized or decentralized, (ii) closed or open-source, and/or (iii) used as a medium of exchange, store of value, and/or represent ownership in some asset, interest or object, whether real or intangible.

The SEC has determined that certain Digital Assets are to be treated as securities for purposes of the U.S. federal securities laws. In April 2019, the SEC published a framework for analyzing whether a digital asset is offered and sold as an investment contract, and, therefore, is a security (the “SEC Digital Assets Framework”). The SEC Digital Assets Framework, however, does not provide an exhaustive list of factors to enable a market participant to come to a clear determination as to whether or not a Digital Asset represents a security.

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For purposes of this policy, members of your Family/Household include: (i) your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support), (ii) your children under the age of 18, (iii) your children who are 18 or older (unless they do not live in the same household as you and you do not contribute in any way to their support), and (iv) any of your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law (including in each case adoptive relationships) who live in your household.

Current and future legislation, CFTC and SEC rulemaking and other regulatory developments may impact the manner in which Digital Assets are treated for classification and clearing purposes. In particular, a Digital Asset may be classified by the CFTC as a “commodity interest” under the CEA or may be classified by the SEC as a “security” under U.S. federal securities laws. Currently, no rules have been proposed to regulate any Digital Assets as a commodity interest or a security. Although several U.S. federal district courts have recently held for certain purposes that Digital Assets, such as Bitcoin, are currencies or a form of money, these rulings are not definitive, and the CCO will monitor regulatory developments that may impact the treatment of various Digital Assets under the law.

Because certain Digital Assets may be deemed to be “securities” under federal securities laws, if you know or suspect that they have come into possession of MNPI relating to any Digital Asset, you should immediately notify the CCO and should not trade in that Digital Asset without authorization from the CCO.

Note that the prohibition on trading while in possession of MNPI applies to securities generally, including securities of companies with which none of the Firm nor its clients have, or are considering, an investment or other relationship.

1.	Legal Background

The following is meant to be a general overview of the law of insider trading and is not intended to be comprehensive. When in doubt, ask the CCO.

Material, Nonpublic Information. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it could reasonably be expected to affect the price of a company’s securities. Information is considered nonpublic until it has been effectively disclosed to the marketplace (e.g., through national business and financial news wire services or a public regulatory filing) and had adequate time for the market as a whole to respond to the information. MNPI may include but is not limited to:

•	earnings information;

•	significant mergers, acquisitions, tender offers, joint ventures or changes in assets;

•	significant new products or discoveries, or developments regarding customers or suppliers (e.g., the acquisition or loss of a contract);

•	information regarding the potential listing (or delisting) of a Digital Asset on a trading platform;

•	information regarding which Digital Assets will be featured on popular websites or otherwise publicized;

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information regarding whether a Digital Asset trading platform is facing charges or is or soon will be insolvent, and has a publicly traded token, which met the definition of a security, prior to the information becoming public knowledge;

•	changes in control or in management;

•	change in auditors or auditor notification that the issuer may no longer rely on an auditor’s audit report;

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events regarding an issuer’s securities or Digital Assets — e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, public or private sales of additional securities;

•	bankruptcies or receiverships;

•	pending significant legal or regulatory proceeding or settlement; or

•	confidential Employer or Client position information or knowledge of imminent trade activity.

As noted above, the foregoing passage is meant to be a general overview of the law of insider trading and is not intended to be comprehensive. Always consult the CCO if you believe that you are in possession of MNPI in order to discuss what further action, if any, needs to be taken.

2.	Procedures

Reporting Obligation. If you believe that you are in possession of MNPI regarding an issuer, you must refrain from trading in such issuer’s securities, whether on behalf of a client or for your own account, and contact the CCO immediately. The CCO will update the Restricted List (as described below) as necessary. If you are not sure whether information in your possession is MNPI, consult the CCO.

Restricted List. If you are presented with the opportunity to learn non-public information to assist in your analysis of any security or other instrument, prior to signing any confidentiality letter or agreement relating to the information, you must clear with the CCO the signing of any such confidentiality letter or agreement. If you obtain information about an investment that you believe may be MNPI, you must immediately notify the CCO of the information. If the CCO determines that the information constitutes MNPI that might expose the Firm or any of its affiliates to liability for “insider trading,” the company to which the information relates will be placed on the Restricted List described below. Companies included on the Restricted List must not be discussed with persons outside the Firm without the prior consent of the CCO.

When a company is placed on the Restricted List, no member, employee, or other personnel of the Firm or certain of its affiliates (or any member of the Family/Household of such member, employee, or personnel) may trade in the securities or other instruments of the company, either for their own account or for the account of any client, absent authorization from the CCO, until that company is removed from the Restricted List. In addition, no member, employee, or other personnel of the Firm or certain of its affiliates (or any member of the Family/Household of such member, employee, or personnel) may recommend trading in such company, or otherwise disclose MNPI, to anyone other than the CCO and personnel of the Firm with whom such person is working on a matter to which such MNPI relates. Please see “Personal Trading Accounts Policy,” which is available on the Firm’s Intranet and discussed in Section V of this Code of Conduct, for more information about restrictions on trading in companies on the Restricted List.

The Restricted List is a highly confidential list of companies that is maintained in the possession of the CCO, and its contents must not be communicated directly or indirectly to anyone outside the Firm (other than to Family/Household members in connection with the administration of this policy and the Code of Conduct – such Family/Household members must be informed of the confidential nature of the Restricted List, and the applicable employee or other personnel will be held responsible for disclosures by Family/Household members).

The Restricted List will be updated periodically by the CCO, generally whenever a company is added to or deleted from the Restricted List. Records relating to the maintenance, additions and deletions from the Restricted List and any documentation relating to the CCO’s decision to add or delete any companies on the Restricted List must be maintained for a period of five years from the end of the fiscal year in which such records were generated (the first two years at an appropriate office of the Firm).

IV.	MARKET MANIPULATION

It is essential that no personnel of the Firm engage in any activity the purpose of which is to interfere with the integrity of the marketplace. Among other things, intentionally manipulating the market, as discussed below, is a violation of the federal securities laws and of the Firm’s policies and standards of conduct. All instruments (including Digital Assets) that are traded are potentially subject to manipulation. Small capitalization companies, companies threatened with being delisted from a stock exchange, futures contracts approaching their delivery dates, Digital Assets and Digital Assets exchanges (“Digital Asset Exchanges”) and any other markets that, either by structure or circumstance, are trading thinly, are particularly susceptible to market manipulation.

Firm personnel may not engage in any deceptive practice intended to manipulate the market in an issuer’s publicly-traded securities.

The term “manipulation” generally refers to any intentional or deliberate act or practice in the marketplace that is intended to mislead investors by artificially controlling or affecting the price of a security traded in such marketplace. For example, manipulation may involve efforts to stimulate artificially the public demand for a stock or to create the false appearance of actual trading activity. Practices that may be intended to mislead investors by artificially affecting market activity and thus may constitute manipulative acts include, but are not limited to:

•	marking the close (executing securities transactions at or near the close with a purpose of inflating the day’s price);

•	wash sales (selling a security at a loss and purchasing the same or a substantially similar security soon afterwards);

•	front running (transacting in a security for one’s own account while taking advantage of advance knowledge of a client’s pending transactions);

•	disseminating false information into the marketplace that could reasonably be expected to cause the price of a security to increase or decrease;

•	“spoofing” (bidding or offering with the intent to cancel the bid or offer before execution);

•	quote stuffing (large numbers of rapid-fire orders to buy or sell stocks are placed and canceled almost immediately);

•	corners and abusive squeezes (control of a large and dominating security position in a market in order deliberately to increase the price of the security).

The rules against market manipulation do not mean that merely trying to acquire or to dispose of security or Digital Asset for investment purposes and incidentally affecting the price is unlawful. It is permissible for trading to have a corollary effect upon the price of a security as an ancillary consequence of buying or selling that security, so long as the investor’s purpose is not to create an artificial impression about the demand for, or supply of, the security. Further, certain of the practices described above may in certain instances be made in connection with legitimate business purposes and, in such instances, would not constitute market manipulation. Personnel with any questions whether any transaction may constitute market manipulation should contact the CCO immediately.

V.	PERSONAL TRADING

The Firm has adopted a Personal Trading Accounts Policy, which is available on the Firm’s Intranet, to promote compliance with applicable laws and regulations, to prevent and manage conflicts of interest and to avoid creating even the appearance of impropriety. This policy contains forms to be used by you to report your personal trading accounts and to request approval to engage in certain transactions. You must comply with the requirements of the Personal Trading Accounts Policy, and seek guidance or clarification from the CCO whenever a question or concern arises. The following is intended only as a general discussion of the Personal Trading Accounts Policy – you should refer to the policy itself for an understanding of its specific provisions.

The Personal Trading Accounts Policy states the following very important principle: under no circumstances may you engage in securities transactions (or advise, encourage or procure others to do so) (i) when in possession of “material, non-public information” or “inside information,” (ii) that is based on, “front run” or misappropriate other confidential or proprietary activities of the Firm or its clients or investors, (iii) if the proposed transaction is otherwise in conflict with the interests of the Firm or its clients or investors, or (iv) if the proposed transaction would breach any laws or regulations to which you or the Firm are subject, including insider trading or dealing laws. (You should also refer to the Firm’s Global Policies on Use of Confidential Information, available on the Firm’s Intranet, for a discussion of “material, non-public information” and “inside information.”).

The Personal Trading Accounts Policy also addresses personal investments in private investments (such as investments in hedge funds and limited partnerships).

VI.	OUTSIDE ACTIVITIES

You must disclose all activities outside of Galaxy Digital in which you are involved at the time you commence your employment or association with the Firm. These items should be disclosed on the Initial Outside Affiliations Disclosure Questionnaire provided to you when you commence employment. Generally, you may not engage in certain activities outside the scope of your work for Galaxy Digital, and exceptions may be granted only upon the prior written approval of your supervisor and the CCO. You must at such time disclose all actual or potential conflicts of interest known to you.

“Outside Activity” means any of the following:

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employment by, or acceptance of compensation from, a person or organization other than Galaxy Digital as a result of a business activity (other than a passive investment) outside the scope of your relationship with the Firm;

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service as a director, advisory director, trustee, officer, or investment or financial committee member of (or service in a similar capacity for) any company or other organization not formally affiliated with Galaxy Digital, whether publicly traded or privately held;

•	serving or seeking to serve, in a public or civic office, whether elected or appointed, or in a formal position on a political campaign or other political committee; or

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any other activity (i) that may present a conflict with your duties to the Firm or its clients or investors, or may affect or reflect upon the Firm’s reputation or public standing, or (ii) where you propose to use the Firm’s name in connection with, or it is likely that the Firm’s name will be associated with, that activity.

Note: You need not be compensated for an outside activity to be covered by this policy.

Pre-Approval of Outside Activities. You must obtain the prior written approval of your supervisor and the CCO before engaging in new “Outside Activities” as defined above. You must at such time, in writing or electronically to the CCO using the ComplySci system, or such other form approved by the CCO, disclose all actual or potential conflicts of interest known to you.

Your supervisor and the CCO have sole discretion to approve or disapprove your proposed outside activity. The CCO will advise you of the Firm’s approval or disapproval of your proposed activity, and the Firm may attach specific conditions to its approval.

VII.	GIFTS AND ENTERTAINMENT; CHARITABLE CONTRIBUTIONS

Galaxy Digital competes for business on the basis of providing the best professional services — gifts and business entertainment may not be used to obtain business. These activities, to the extent permitted, should therefore be for the purpose of building and fostering legitimate relationships between the Firm and others with whom we do business. In general, you may not provide or accept gifts or business entertainment likely to conflict with this basic principle, that create an appearance of impropriety or that are otherwise in conflict with this policy on gifts and business entertainment. Please note that a payoff or payment of any kind (including gifts or business entertainment) to someone for the purpose of improperly obtaining or retaining business may constitute bribery; a violation of law or regulation.

You may not provide gifts or business entertainment to a person if it is (i) intended or likely to cause that person to act in a manner inconsistent with the best interests of his employer or of a client or investor of the Firm, (ii) improper or likely to create an appearance of impropriety, (iii) known to you to be prohibited by policies of that person’s employer, (iv) likely to conflict with the duties owed by Galaxy Digital to its clients and investors, or (v) illegal.

This policy covers gifts and business entertainment given to or received from agents or representatives of clients of the Firm, potential clients of the Firm, investors or potential investors in Firm funds, brokers or other service providers, vendors to the Firm, or others with whom we are doing or intend to do business. This policy applies regardless of whether you are reimbursed by the Firm for gifts or business entertainment you provide. If you have any doubt whether a particular gift or business entertainment is subject to this policy, you should consult your supervisor and/or the CCO before giving or receiving such a gift or business entertainment.

You should also note that gifts and business entertainment to government officials or government employees are highly regulated and often prohibited and must therefore always be approved in advance by the CCO, regardless of the monetary value of the gift or entertainment. Please see Section XVII of this Code of Conduct regarding the Firm’s “Foreign Corrupt Practices Act Policy and Other Anti-Bribery Laws” for more information.

A.	Definitions

“Gift” means a gift, favor, gratuity, payment, inducement or similar transfer of value. A “gift” does not include “business entertainment,” which is defined below. Except in cases where government officials or employees are involved, “gifts” also do not include items of de minimis value (e.g., pens, notepads or modest desk ornaments) or promotional items of nominal value (i.e., substantially less than $100 or the equivalent)that display a firm’s logo (e.g., umbrellas, tote bags or shirts). In addition, and except in cases where government officials or employees are involved, “gifts” generally do not include customary Lucite tombstones, plaques or other similar solely decorative items commemorating a business transaction.

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“Business Entertainment” means entertainment in the form of any social event, hospitality event, charitable event, sporting event, entertainment event, meal, leisure activity or event of like nature or purpose, as well as any transportation and/or lodging accompanying or related to the activity or event (excluding local transportation), including such entertainment offered in connection with an educational event or business conference, where the provider of the entertainment accompanies and participates with the recipient of the entertainment, whether or not business is conducted during, or is considered attendant to, the event. Note: Firm policy requires that the provider of the entertainment accompany or participate with the recipient of the entertainment, such as a sports event; otherwise such entertainment may be deemed a “gift” and therefore be subject to lower permissible value limits.

B.	Gifts

Giving. The value of all gifts given by you and others at the Firm to any one individual may not exceed U.S. $100 in any particular calendar year. In general, gifts are valued at the higher of cost or market value, exclusive of tax and delivery charges. No gifts of cash or the equivalent may be provided. Special limits apply in the case of government officials or employees and advance approval for gifts to such persons is always required. You are required to promptly report your receipt of any such gift as described under “Gift and Entertainment Reporting” below.

Receiving. You may accept infrequent gifts from a person or organization that conducts or seeks to do business with the Firm if (i) non-cash in nature and (ii) of nominal value. Examples include mugs, tote bags, hats, etc. You are required to promptly report your receipt of any such gift as described under “Gift and Entertainment Reporting” below. As to any gifts of greater than U.S. $100 value, (i) you may be asked to return the gift, (ii) the gift may become the property of the Firm and/or donated to charity or (iii) the CCO, upon consultation with your supervisor, may permit you to retain the gift. It may also be improper for a member of your family to receive a gift of more than nominal value from a person or organization that conducts or seeks to do business with the Firm, and you must consult the CCO if you are aware of any such gift.

Where the person receiving or providing the gift is a relative or close personal friend, you should consult the CCO about how to comply with this prohibition.

C.	Business Entertainment

You may provide or accept ordinary, usual and reasonable business entertainment so long as (i) such business entertainment is not lavish, excessive or of a nature, frequency or amount that would result in embarrassment to the Firm should the business entertainment be disclosed in the media (for example, there are certain venues that are inappropriate and you should not entertain, or be entertained by, any one person or company on a frequent basis) and (ii) the provider of the business entertainment must accompany and participate in the event (otherwise it may be deemed a gift). Each such business entertainment event must be reported promptly as described under “Gift and Entertainment Reporting” below.

D.	Gift and Entertainment Reporting

The Firm will maintain a register of gifts and business entertainment provided or received by Firm personnel via ComplySci or such other system approved by the CCO. In order to keep the gift and business entertainment register up to date, you must promptly report to the CCO the name of the recipient/provider, your relationship with the recipient/provider, the firm(s) with which the recipient/provider is employed or associated, a description of the gift or business entertainment provided/received and the approximate value of the gift or business entertainment provided/received. The CCO will periodically review the gifts and business entertainment register to ensure compliance with these policies. Failure to follow these policies may result in your being required reimburse the Firm for any gift or entertainment improperly expensed or not disclosed or to reimburse the provider of the gift or business entertainment received, as applicable, disciplinary action, including termination of employment, regulatory actions or criminal penalties.

E.	Charitable Contributions

You should obtain the prior written approval of your supervisor or the CFO and the CCO before making a charitable contribution on behalf of the Firm or that is to be paid for or reimbursed by the Firm.

VIII.	LITIGATION AND LEGAL PROCESS

The Firm may be required to disclose litigation or regulatory matters involving the Firm and its personnel. For example, under Rule 506(d) (“Rule 506(d)”) of Regulation D, a privately offered investment fund advised by the Firm will generally be disqualified from offering its securities in reliance on Rule 506 of Regulation D if a “Bad Actor” is related to the fund or involved in such offering. In order to rely on Rule 506, the Firm must determine that no person covered under Rule 506(d) has had a disqualifying event (as set out in Rule 506(d)(1)),5 which would cause such person to be deemed a “Bad Actor.” The Firm, therefore, requires personnel to respond to a Disciplinary History Questionnaire attached upon joining the Firm. You will also be required to certify periodically that no events have arisen that would cause you to respond affirmatively to the questions in such questionnaire.

[5]

Rule 506(d) defines covered persons broadly to include the issuer, any predecessor of the issuer; any affiliated issuer; any director, executive officer, other officer participating in the offering, general partner, or managing member of the issuer; any beneficial owner of 20% or more of the issuer’s outstanding voting equity securities, calculated on the basis of voting power; any promoter connected with the issuer in any capacity at the time of such sale; any investment manager of an issuer that is a pooled investment fund; any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with such sale of securities; any general partner or managing member of any such investment manager or solicitor; or any director, executive officer or other officer participating in the offering of any such investment manager or solicitor or general partner or managing member of such investment manager or solicitor.

You must immediately notify the CCO if you are (or you become aware that the Firm is) subject to:

•	Any investigation, proceeding or disciplinary action by any domestic or foreign governmental, securities, or insurance industry authority;

•	Any litigation or arbitration alleging violation of any securities or insurance industry rule or regulation;

•	Any bankruptcy or contempt proceeding, injunction, or civil judgment as a party defendant;

•	Any arrest, summons, arraignment, or indictment for a criminal offense other than a minor traffic violation, even if the charges may subsequently be dropped;

•	Any unsatisfied judgment or lien; or

•	Any investment-related written customer complaint that alleges a grievance involving the theft or misappropriation of customer funds or securities, or forgery.

You must also notify the CCO if you receive a summons, complaint, subpoena or other form of legal process involving Galaxy Digital, or if you are contacted by regulator, law enforcement official or government attorney regarding the Firm. Generally, only the General Counsel may accept subpoenas and other forms of legal process served on the Firm.

You may not initiate or participate in any legal action on behalf of the Firm without first obtaining the approval of the General Counsel.

IX.	PROTECTION AND PROPER USE OF THE FIRM’S CORPORATE ASSETS AND OPPORTUNITIES; INTELLECTUAL PROPERTY

It is your responsibility to safeguard for the Firm’s sole benefit the corporate assets and opportunities of the Firm that are under your control, and you may not misuse, misappropriate or be careless or wasteful with them. You are expected to use them for proper business purposes and in a manner consistent with this Code of Conduct, Firm policies and applicable law and regulations. Upon termination of your employment or relationship with the Firm, you must promptly return to the Firm all computers, notebooks, laptops, PDAs, mobile phones, credit cards, ID cards and other property provided to you by the Firm.

The Firm owns all intellectual property that you create in connection with you being a director, partner, officer or employee of, or under contract to, the Firm, including but not limited to (i) research and development, software, improvements, methods and processes, know-how, compositions, works, concepts, designs, ideas, prototypes, models, samples, writings, notes, custom fields, custom calculations and patent applications; (ii) financial information, investments, investment positions, products, business, marketing and advertising strategies, spreadsheets, analyses, costs, pricing, trade secrets, sources, computer codes and programs, business methodologies and processes, and databases; and (iii) lists of actual or potential customers or investors, personnel and business relationships, systems, training manuals, policies and procedures, and any other non-public information of the Firm. Your acknowledgement and agreement to this Code of Conduct confirms your assignment of any rights, title and interest you may have to the intellectual property referenced in this Section.

It is the policy of the Firm to respect the intellectual property of other parties, and thus you should not copy, distribute or otherwise make unauthorized use of the intellectual property of another person, including any former employers. You should consult with the CCO if you have any questions regarding your proposed use of another party’s intellectual property, for example, to determine whether the Firm is licensed to use that property.

X.	INFORMATION TECHNOLOGY SYSTEMS; CYBERSECURITY

You are expected to use the information technology systems of Galaxy Digital available to you for appropriate business purposes and in a manner consistent with this Code of Conduct, Firm policies and applicable laws and regulations. Your use of these systems should be primarily for business purposes, although limited personal use is permitted in the circumstances outlined below. To the extent permitted or required by law, the Firm may for business and/or legal and compliance purposes store, review, monitor, audit, intercept, access, copy, record and, where appropriate, disclose to regulators and other outside parties the information contained in, or your usage of, its information technology systems. You should expect that the Firm will monitor adherence to this policy.

A.	Definitions

“Information Technology” systems include but are not limited to:

•	Computers, i.e., desk-top computers, notebooks, laptops, PDAs and other computer hardware (and the software, messages and data contained therein)

•	Electronic communications, i.e., communications sent or received via e-mail, SMS, text, instant messaging or other electronic means

•	Internet access systems

•	Photocopy machines

•	Telecommunications systems, i.e., land and mobile telephone, voice mail, facsimile and other telecommunications systems (and the software, messages and data contained therein)

B.	Use for Proper Purposes; Use of Firm’s Network and Systems Only to Conduct Business

The Firm has adopted an Electronic Communications Policy, which is available on the Firm’s Intranet, to ensure that all electronic business communications relating to the Firm are retained in accordance with applicable regulatory requirements. It is your responsibility to be familiar with such policies and to take necessary and appropriate steps to comply with it, including:

•	ensure that all your business communications are conducted on devices provided by the Firm;

•	not engage in business communications on channels that are not retained by the Firm;

•	take steps to move any off-channel communications to Firm devices (such as texts you may receive on your personal phone about Firm business);

•	take prompt action to activate applications that require activation and ensuring that such applications continue to be connected to the Firm’s archival system; and

•	understand the consequences for violations of the policy, which include locking of devices, as well as more serious disciplinary actions including fines and, if warranted, termination of employment.

You are also expected to use the Firm’s information technology systems for appropriate business purposes and in a manner consistent with this Code of Conduct, Firm policies and applicable laws and regulations, including without limitation its policies regarding non- discrimination and anti-harassment and confidential information. You may not use the Firm’s information technology systems to access, send, forward, create, display, print or download fraudulent, illegal, harassing, offensive or obscene material, or material that could be harmful or embarrassing to the Firm. As a practical matter, the test for whether a particular communication is proper might be, for example, whether it would be acceptable for that communication to appear (together with your name or the Firm’s name) in a newspaper.

C.	Limited Personal Use

The information technology systems provided to you by the Firm are the property of the Firm and should be used primarily to conduct the business of the Firm. You may make reasonable and limited personal use of these systems, provided your use is not excessive and does not (i) interfere with or otherwise have an impact upon the Firm’s business operations or your employment obligations, (ii) violate this Code of Conduct, Firm policy or applicable laws and regulations or (iii) in the Firm’s opinion, potentially bring the Firm or its personnel into disrepute. Under no circumstances should you discuss or conduct any business of the Firm using a personal email account, or on a message board or in a non-Firm related chat room. Note: While the Firm permits limited personal use of its information technology systems, the Firm still reserves the right (as discussed below) to review and monitor any such personal use of its systems. You should not expect, nor do you have any right to, privacy with respect to your use of the Firm’s information technology systems.

D.	Social Media

The Firm recognizes that the Internet provides unique opportunities to participate in interactive discussions and share information on particular topics using a wide variety of social media, such as Facebook, Twitter, LinkedIn, blogs and wikis. However, use of social media can pose risks to a company’s confidential and proprietary information, can expose the employers to claims of sexual or racial harassment, and can jeopardize the Firm’s compliance with business rules and laws.

To minimize these business and legal risks, to avoid loss of productivity and distraction from job performance and to ensure that the Firm’s IT resources and communications systems are used appropriately. You are prohibited from posting messages or engaging in interactive communications (i.e., participating in discussions or sending messages or emails through or on social media sites) on any Internet site pertaining to the Firm, including LinkedIn or other professional electronic networks (“Professional Networking Sites”), unless you receive prior written approval from the CCO. You may, however, (a) make limited reference to your affiliation with the Firm on Professional Networking Sites and (b) subject to policies and procedures that the Firm may adopt from time-to-time (e.g., relating to quite periods), post messages and engage in interactive communication regarding the cryptocurrency and blockchain ecosystem generally so long as you do not mention, without prior approval as noted above, the Firm or the business of the Firm.

During your personal time and on your own personal computer, you are not prohibited from becoming a member of and participating in interactive communications for your own personal matters and not relating to the business of the Firm as long as such activities are conducted in accordance with the Code of Conduct. These policies are not intended to preclude or discourage discussions among Personnel about wages, terms and conditions of employment or other legally protected or required activities.

E.	Reviewing and Monitoring of Systems

Galaxy Digital has the right to store, review, monitor, audit, intercept, access, copy, record, and, where appropriate, disclose to regulators and outside parties the computer, electronic communications, Internet, telecommunications and other information technology system usage of Firm personnel and others. The Firm will exercise this right for business and/or legal and compliance purposes, including but not limited to: ensuring compliance with laws, regulations and Firm policy; enhancing the operation of the Firm’s information technology systems; promoting security and preventing viruses; producing management reports; and for disciplinary reasons. By using the Firm’s information technology systems, all users (Firm personnel and others) are deemed to have consented to these processes, including monitoring, copying, recording, accessing and disclosure.

F.	Cybersecurity

The Firm has adopted Information Security Policies and Procedures, which are available on the Firm’s Intranet, to assist in protecting unauthorized access to the Firm’s information technology systems. It is your responsibility to be familiar with such policies and to take necessary and appropriate steps to prevent such unauthorized access, including, for example, selecting appropriate passwords, safeguarding your passwords and other means of entry (and not sharing them with other persons) and password protecting data on notebooks, laptops or USB drives. You must also take all necessary and appropriate measures to secure and not leave unattended any laptop computer that you are using for Firm business, particularly when you are traveling, and to secure any USB drives you may have. It is strongly recommended that, before sending confidential documents via email, you first put them into a “zip” file and password protect or otherwise encrypt them – the CTO can assist you with these and other security measures – and that you do not transmit the password to these documents together with the documents themselves. In addition, you should not transmit unencrypted confidential information over wireless networks that are not secure.

In the event your notebook, laptop, mobile phone, PDA, USB drive or other computer hardware is lost or stolen, you must immediately notify the CTO. To minimize the impact of such a loss or theft, you should limit the amount of data stored on notebooks, laptops, mobile phones, PDAs, USBs and other portable equipment to what is necessary.

In addition, and to avoid damage to the Firm’s systems and to ensure compliance with copyright laws and any licensing requirements, you may not install unauthorized software (whether downloaded from the Internet or otherwise) on any information technology system of the Firm. You should consult with the CTO if you are unsure whether particular software is authorized.

XI.	BUSINESS CONTINUITY

The Firm has adopted a Business Continuity Plan, which is available on the Firm’s Intranet, to assist us in responding to any significant disruption of our business. You will be provided with a copy of the plan for your location and business.

The Plan provides the names, mobile phone numbers and email addresses of the persons you should contact in the event of a significant business disruption. This will allow you (i) to notify the Firm of your location and any new contact information, and (ii) to obtain instructions regarding the temporary business locations of the Firm and other relevant information regarding the Firm’s operations.

XII.	RECORDS RETENTION AND FILE MAINTENANCE

The Firm may be required by applicable laws and regulations (for example, rules of the SEC, FINRA, Canadian securities regulators, and relevant tax authorities) to create and retain certain books and records relating to the Firm’s business and to the activities of directors, partners, officers and employees on behalf of the Firm. The Firm will from time to time issue guidelines concerning the record making and retention rules applicable to your activities on behalf of the Firm. In addition, you should refer to the compliance manual applicable to the particular Firm entity for which you work. If you are in any doubt as to whether a record should be made and/or retained for legal or regulatory purposes, you should contact the CCO.

The books and records of the Firm must accurately, fully and fairly reflect the true nature of each particular transaction represented, including all costs and expenses incurred in connection with such transaction. In particular, but without limitation, our books and records must allow us to prepare our financial statements in accordance with applicable accounting principles, and our financial statements must be legitimately reconcilable with such books and records. The falsification, concealment or improper destruction of financial records, travel and expense reports, or any other records of the Firm is a serious violation of this Code of Conduct and may be a violation of law. You are expected to be open and fully cooperate with — and not to improperly influence or make false or misleading statements to – any person involved in our legal, compliance or financial reporting tasks, in particular our auditors and legal counsel.

Records that are required to be created and retained for legal and/or regulatory purposes are to be distinguished from files that are maintained for ordinary business purposes, for example, drafts of transaction documents. In general, files (to the extent that they do not contain records required to be created and retained for legal and/or regulatory purposes) should be reviewed upon completion of the relevant matter to ensure that an appropriate record of the matter is preserved. From time to time, you will be provided further guidance regarding the maintenance of files containing documents and information that are not required to be retained for legal and/or regulatory purposes but that we may want to retain for ordinary course business purposes.

Without limiting any specific requirement, you should exercise care in creating records and other documents (such as email), as they may be retained for significant periods of time and relied upon or interpreted by the Firm and others.

Even if Firm policy or guidelines would normally permit the discarding of particular documents or records, you are prohibited from destroying or altering any documents or records, electronic or hardcopy, that are subject to a subpoena or other legal process or that are potentially relevant to a pending, threatened or reasonably foreseeable litigation, government investigation or proceeding, subpoena, lawsuit or regulatory investigation or inquiry, even if the documents or records have not yet been requested. Anyone who fails to comply with this requirement may be subject to termination of employment and may face civil or criminal prosecution.

XIII.	COMMUNICATIONS WITH THE MEDIA

All of our communications with the media must be truthful, balanced, accurate and complete and based on principles of fair dealing and good faith. We also need always to be thoughtful about protecting the confidences and interests of Galaxy Digital and its clients.

You must immediately notify the Director of Corporate Communications of any contacts that you receive from or initiate with the media. Only senior officers of the Firm may speak or otherwise communicate with the media — and communications with the media concerning the Firm itself (rather than, for example, specific client assignments or the general market environment) should be on “background” only (i.e., not for attribution) unless otherwise approved by Director of Corporate Communications. You may not publish an article or similar publication without the prior written approval of your supervisor and the CCO.

Note that, due to strict legal and regulatory requirements, in addition to obtaining the approval of the Director of Corporate Communications, you must not communicate with the media or through other public forums (such as websites, social media, newsletters, seminars or conferences) regarding any investment products offered by the Firm, especially with respect to any private investment funds, partnerships or companies, without first clearing such communications with the CCO. Also, be mindful of the fact that, due to legal or regulatory constraints or to restrictions that may be imposed by the Firm at the time, you may be restricted or prohibited from providing information to or discussing particular companies, transactions, Digital Assets, investments or securities with the media.

XIV.	COMMUNICATIONS WITH GOVERNMENT AND REGULATORY AGENCIES

The Firm may receive inquiries from a variety of government entities such as the SEC, the CFTC and the U.S. Attorney’s Office, as well as from state agencies, including state securities bureaus and other local authorities. The Firm may also receive inquiries from designated self- regulatory organizations such as the Financial Industry Regulatory Authority (“FINRA”) and the Chicago Mercantile Exchange (the “CME”). Such inquiries may be received by telephone, letter or office visit. You may not, under any circumstances, engage in discussions with the contacting party, or take any other action in response to such contact, other than (i) advising the contacting party that all Personnel are under instructions to refer all such inquiries to the CCO and (ii) promptly notifying the CCO.

The above does not apply to lawful communications, other than on behalf of the Firm, with any governmental or regulatory body or official regarding a possible violation of any U.S. fair employment practices law. You have the right to contact any such agencies or persons for any purpose.

XV.	ANTI-MONEY LAUNDERING

The Firm is firmly committed to compliance with all laws and regulations related to combating money laundering. Any involvement in money laundering activity, even if inadvertent, could result in potential civil and criminal penalties for the Firm and its personnel, as well as possible forfeiture of assets. Because association with money laundering could cause significant, long-term harm to the Firm’s reputation, all personnel of the Firm is responsible for protecting the Firm, and the Funds, from being used by money launderers.

As a result, the Firm has adopted policies and procedures that are reasonably designed to prevent and detect money laundering and any activity that facilitates money laundering, the funding of terrorist activities, or violations of regulations promulgated by the Office of Foreign Assets Control (the “AML Program”).

Under no circumstances shall the Firm or any personnel knowingly, or through willful blindness, facilitate or participate in any money laundering activity. You are responsible, regardless of your job title or position, for being alert to indications of money laundering and for immediately reporting any suspicions. You should report your suspicions to the Firm’s CCO, who is also the AML Compliance Officer. Furthermore, “tipping off” a money launderer as to any suspicions that you have or failing to maintain required records may also be an offense punishable by law. Your failure to comply with the anti-money laundering rules and procedures may subject you to disciplinary action, including termination of employment, to regulatory actions and to civil or criminal penalties.

The above discussion is intended as an overview only — for more detailed information regarding the AML Program, you should refer to the Firm’s Anti-Money Laundering Policies and Procedures, which are available on the Firm’s Intranet.

XVI.	ANTITRUST AND COMPETITION

Most countries (including the U.S. and Canada) have antitrust and competition laws prohibiting certain agreements and practices that restrict competition in the marketplace. It is the policy of Galaxy Digital to comply with all such laws. Violations may expose the Firm to substantial fines, actions for damages and reputational harm. Individuals also face the threat of criminal sanctions (including imprisonment) for serious antitrust offenses.

Examples of Anti-Competitive Behavior. Certain types of agreements or practices between competitors or potential competitors are likely to be serious violations of antitrust or competition law in almost all countries. Examples include:

•	Price fixing – agreements with competitors regarding fees, commissions or spreads within a particular market, including the level and timing of price changes;

•	Market sharing – arrangements between competitors to “allocate” particular customers, territories or products;

•	Bid rigging/collusive tendering – where a supposedly competitive process for obtaining new business is subverted by arrangement between those bidding or tendering; and

•	Collective boycott – agreements between competitors not to do business with, or limiting the way business is done, with particular suppliers, clients or investors.

Note that “agreements” of the kind listed above need not be in writing — informal understandings and oral arrangements may also be considered “agreements.”

Communications with Competitors. The communication of commercially confidential information between competitors may well have illegal effects. Knowledge of a competitor’s costs, margins, pricing policies or intentions may result in anti-competitive alignment that is just as illegal as an express agreement. You should therefore be aware that antitrust sensitivities may arise out of:

•	Trade association meetings or statistical/data gathering exercises;

•	Benchmarking studies, even if coordinated by accounting firms or other independent agencies;

•	Informal/social contacts at industry gatherings or in the course of transactions; or

•	Confidential information arising out of your previous employment.

If a competitor or other third party tries to discuss subjects with you that raise antitrust or competition concerns, you should refuse to do so, terminate the conversation, and promptly report the matter to the CCO.

Raising Questions. The antitrust and competition laws are complex and thus no summary can address every issue or situation that may arise. If you have any doubts whether a particular invitation, proposal or conversation raises antitrust or similar concerns, you should first consult the CCO.

XVII.	FOREIGN CORRUPT PRACTICES ACT AND OTHER ANTI-BRIBERY LAWS

The U.S. Foreign Corrupt Practices Act (“FCPA”) prohibits bribery or corruption of foreign government officials, whether directly or through agents, consultants or other third parties. U.S. law also prohibits the bribery or corruption of U.S. government officials. The laws of most other countries also prohibit the bribery and corruption of their own government officials. Galaxy Digital personnel must therefore obtain the prior written approval of the CCO before offering or providing anything of value to a government official, including gifts or business entertainment, and must follow the procedures described below before initiating a relationship with a business partner, agent, consultant or other third party that may deal with a government official on behalf of the Firm.

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The FCPA prohibits a company (or a person acting on its behalf) from offering or providing something of value to a “foreign government official” (or a family member of such official) in order to influence the official’s decision-making, to cause the official to use his or her influence with the government, or otherwise to secure an improper advantage. Gifts and business entertainment may, under certain circumstances, be improper.

•

Under the FCPA, a “foreign government official” means (i) an official of a foreign country or public international organization, (ii) a foreign political party or official thereof, or (iii) any candidate for political office of a foreign country. Directors, officers, employees and other personnel of government-owned or controlled companies are considered “foreign government officials” for purposes of the FCPA.

•

The FCPA also prohibits payments to business partners, agents, consultants or other third parties where it is known, or should be known, that a foreign government official will ultimately receive an improper benefit.

•

The FCPA generally allows for the payment of reasonable and bona fide expenditures of a foreign government official (for example, travel and living expenses) directly related to promoting or showing a company’s products or services or to the execution or performance of a contract with a foreign government, provided the expenditures are permissible under local law and not intended to influence the official’s decision- making.

•	The U.S. and most other countries also have laws prohibiting bribery or corruption of their own government officials.

•	Violations of the FCPA or of these other laws may result in criminal penalties.

You must obtain the prior written approval of the CCO before offering or providing anything of value to a government official, including gifts, business entertainment, the payment of travel and living expenditures, and so-called “facilitation payments” (i.e., payments made to low-level government officials to expedite or secure routine administrative action). This includes providing anything of value to a third party where the government official is likely to derive value, for example, giving a gift to a close family member or providing a suggested donation to a charity favored by the official.

Before initiating a relationship with a business partner, agent, consultant or other third party that may deal with a government official on behalf of the Firm, you must conduct due diligence (in the manner prescribed by the CCO) on that third party and must enter into a written agreement (in the form approved by the CCO) with that third party. It is the responsibility of the person initiating any such relationship on behalf of the Firm to monitor that relationship to determine whether the conduct of the third party is consistent with the FCPA and similar laws.

All payments (including those to government officials) must be clearly, fairly and accurately reflected on the books and records of the Firm.

XVIII.	POLITICAL CONTRIBUTIONS; LOBBYING

A.	Political Contributions

One of the objectives of this Code of Conduct is to ensure that conflicts of interest do not arise as a result of any cash or in-kind contributions made, directly or indirectly, by personnel of the Firm. Contributions made to certain political campaigns may raise potential conflicts of interest because of the ability of office holders to direct business to the Firm. For example, contributions to any person currently holding a city, county or state treasurer position, or any candidate running for these offices, may raise these types of concerns.

As a result, the Firm’s personnel may not make any contributions (in cash or in kind) to any person currently holding a position with any State or local government (including any subdivisions thereof) or to any person campaigning for these types of positions. Also, under SEC rules, contributions to a state or local candidate by any covered associate of the Firm may prevent the Firm from accepting fees from a state or local pension in the candidate’s jurisdiction for twenty- four months from the date of the political contribution.

This Policy also applies to the spouses of Firm personnel and to persons being asked or directed to make contributions by or on behalf of Firm personnel. Notwithstanding these prohibitions, Firm personnel may make, after providing disclosure and receiving written approval from the CCO, a contribution to any person currently holding a position with any State or local government (including any subdivision thereof), or to a person running for this type of position; provided that such Firm personnel is entitled to vote for such candidate in an election, and the amount of any contribution does not have any impact on the businesses activities of the Firm and does not exceed U.S. $250.

Firm Personnel may also make contributions to candidates for U.S. federal office (provided that the candidate does not hold a state or local office while running for federal office), or to one of the six national party committees (the six national party committees are the Democratic National Committee, the Republican National Committee, the Democratic Senatorial Campaign Committee, the National Republican Senatorial Committee, the Democratic Congressional Campaign Committee and the National Republican Congressional Committee). Pre-approvals for any such contributions may be made via ComplySci or forms available from the CCO.

Note also that political contributions, even if made with your own personal funds, may not be made for a prohibited purpose under the U.S. Foreign Corrupt Practices Act (see Section XVII, “Foreign Corrupt Practices Act and Other Anti-Bribery Laws,” of this Code of Conduct) or other law – if you have any questions in this regard, please consult the CCO.

As also explained in Section VI, “Outside Activities,” of this Code of Conduct, you may not serve or seek to serve in a public or civic office, whether elected or appointed, or in a formal position on a campaign committee, unless you obtain the prior written approval of your supervisor and the CCO.

Further, as discussed in Section VII, “Gifts and Entertainment,” of this Code of Conduct you must consult with and obtain the prior written approval of the CCO before offering payments, gifts and business entertainment, or anything else of value to government officials, including officials of state-owned or controlled commercial enterprises.

B.	Lobbying

Laws of some jurisdictions require registration and reporting by anyone who engages in a lobbying activity. Generally, lobbying includes: (1) communicating with any member or employee of a legislative branch of government for the purpose of influencing legislation; (2) communicating with certain government officials for the purpose of influencing government action; or (3) engaging in research or other activities to support or prepare for such communication.

So that Galaxy Digital may comply with lobbying laws, you must notify the CCO before engaging in any activity on behalf of the Firm that might be considered “lobbying” as described above.

XIX.	REPORTING ILLEGAL OR UNETHICAL BEHAVIOR OR CODE OF CONDUCT CONCERNS; NON-RETALIATION POLICY

Any Firm personnel who reasonably believes that a violation of law, regulation or any Firm policy, is occurring or has occurred should report that violation to the CCO promptly.

In addition, notwithstanding any other policy contained herein or any confidentiality, non- disparagement or other obligation you may owe to the Firm, any Firm employee who reasonably believes a violation of law or regulation is occurring or has occurred may report that violation to any governmental agency or entity without reprisal (as further discussed under “Non-Retaliation Policy” below). In making such a report, however, firm employees are not authorized to disclose communications with Firm counsel (whether internal counsel or outside counsel) that were made for the purpose of receiving legal advice, that contain legal advice or that are otherwise protected by the attorney-client privilege or attorney work product doctrine. Employees that make such a report to a governmental agency or entity have no obligation to notify or otherwise discuss such report with the Firm, but any communications made over the Firm’s e-mail, SMS, text, instant messaging or other electronic systems may be accessed and reviewed by the Firm (as further discussed in Section X, “Information Technology Systems; Cybersecurity,” of this Code of Conduct).

A.	Reporting

Examples of the types of conduct or activity that employees are encouraged to report to the CCO (or the General Counsel, where applicable) include, but are not limited to, violations of applicable laws, rules and regulations; fraud or illegal acts involving any aspect of the Firm’s business; material misstatements in regulatory filings or internal books and records; activity that is harmful to the Firm’s clients; and deviations from policies and procedures that safeguard the Firm and its clients.

In the event that the suspected violation implicates the CCO or the employee is otherwise uncomfortable reporting the suspected violation to the CCO, then the employee may report the suspected violation to the General Counsel instead (the CCO or the General Counsel, as applicable, to whom such report is reported, the “Investigator”). As further discussed below under Section XIX.C, “Non-Retaliation Policy,” reporting of any such activity or conduct will not result in any type of discriminatory treatment towards the reporting employee.

B.	Investigation

The Investigator will take appropriate action to investigate any suspected violation. This action may (but need not) include use of internal counsel and other personnel and/or retention of experts or advisors, such as external counsel, accountants or other experts. The Firm will use reasonable efforts to keep the details of the suspected violation confidential; however, the Firm may disclose certain information as necessary to conduct an effective investigation.

C.	Non-Retaliation Policy

Retaliation against an employee who reports suspected violations to either a governmental agency or entity or to an Investigator is prohibited. The Firm and its employees are prohibited from discharging, demoting, suspending, threatening, harassing, or in any other manner discriminating against an employee in the terms and conditions of the employee’s employment because of:

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any lawful act done by the employee to provide information, cause information to be provided in accordance with this policy, or otherwise assist in an investigation regarding any conduct which the employee reasonably believes is reportable under this policy;

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any disclosure by the employee of suspected unlawful activity to a governmental or law enforcement agency if the employee has a reasonably belief that unlawful activity has occurred, is ongoing, or is about to occur; or

•	any refusal by the employee to participate in an activity that would result in a violation of state or federal statute, or a violation of or noncompliance with a state or federal rule or regulation.

Galaxy Digital intends that this policy create an environment where employees can act without fear of retaliation. Where the Firm is aware of a report made pursuant to this policy, the Investigator (or such person’s designee) may from time-to-time contact an employee who has made a report or otherwise assisted with an investigation under this policy to determine whether any changes in the employee’s work situation have occurred as a result of providing information about a suspected violation. If the Investigator determines that any retaliation has occurred, he or she shall report this to appropriate management personnel, unless the Investigator determines that such report is not appropriate. Any employee who feels he or she has been the subject of retaliation because of his or her providing information should immediately notify the CCO or the General Counsel.

Exhibit 1 – Compliance Policies and Procedures Acknowledgement Form

I acknowledge that I have received the Code of Ethics and Business Conduct and the Personal Trading Accounts Policy of Galaxy Digital LP (the “Firm”) (collectively, the “Compliance Policies and Procedures”):

I have read and understand the Compliance Policies and Procedures.

If I had any questions concerning the Compliance Policies and Procedures and my responsibilities under the Compliance Policies and Procedures, I have raised them with the Firm’s Chief Compliance Officer and received satisfactory answers to my questions.

I understand that any violation(s) of the policies and procedures set forth in the Compliance Policies and Procedures or such other policies and procedures as the Firm may adopt from time- to-time is grounds for immediate disciplinary action, which may include termination of employment, and may constitute a violation of applicable federal, state and local laws and regulations. I certify that I have complied with, and affirm that I will continue to comply with, all Compliance Policies and Procedures applicable to my position at the Firm.

Signature:

Print Name:

Date:

Exhibit 2

CEO

Michael Novogratz

President

Chris Ferraro

General Counsel

Andrew Siegel

Chief Financial Officer

Alex Ioffe

Chief Operating Officer

Erin Brown